Exhibit 5

BNY MELLON, NATIONAL ASSOCIATION

ESCROW AGREEMENT

This Escrow Agreement, dated as of March 23, 2010, is by and among Great Hill Investors, LLC, a Massachusetts limited liability company, having its principal place of business at One Liberty Square, Boston, MA 02109, Great Hill Equity Partners III, L.P., a Delaware limited liability company, having its principal place of business at One Liberty Square, Boston, MA 02109, Great Hill Equity Partners IV, L.P., having its principal place of business at One Liberty Square, Boston, MA 02109 (collectively, “Buyer”), Wayne Gorsek, an individual whose residential address is at 360 E. Desert INN #1203, Las Vegas, NV 704-3240 (“Seller”) (collectively, the Buyer and the Seller are herein referred to as the “Escrow Parties”), and BNY Mellon, National Association, a national banking association with its principal place of business at BNY Mellon Center, 201 Washington, Street, Boston, MA 02108 (the “Escrow Agent”).

WHEREAS, pursuant to the Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”), Buyer has purchased, and Seller has sold, an aggregate of 4,787,788 shares of Common Stock (the “Shares”) of Vitacost.com, Inc. (the “Company”) for a purchase price of $11.25 per share, or $53,862,615 in the aggregate (the “Sale Proceeds”), exchanging all necessary instruments of transfer for the Shares against payment therefor as of the date hereof (the “Sale”), and

WHEREAS, until the Company’s Transfer Agent, BNY Mellon Shareowner Services, effects the book entry transfer of the Shares to reflect the Sale on its records, the parties have agreed to establish an escrow account for the Sale Proceeds as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Appointment of Agent. The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

2. Establishment of Escrow. Upon the execution of this Agreement, Buyer shall (a) cause $53,862,615 to be deposited with the Escrow Agent (the “Initial Deposit”), and Escrow Agent shall promptly upon request acknowledge to the Escrow Parties or any of them receipt of any funds so deposited; and (b) deliver one fully executed original of this Agreement to the Escrow Agent in accordance with the Notice section below, with a copy to the Escrow Agent’s attorney. The Initial Deposit and all additional amounts now or hereafter deposited with the Escrow Agent, together with all interest, dividends and other income earned, shall be referred to as the “Escrow Fund.” The Escrow Parties acknowledge that the sum held in escrow hereunder may be reduced from time to time during the term hereof pursuant to the terms of this Agreement. Accordingly, the term “Escrow Fund” shall refer both to the Initial Deposit and to such lesser or greater amount as may be held pursuant hereto at any point during the term hereof.

3. Customer Identification and TIN Certification.

(a) To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents as it deems necessary to confirm the legal existence of the entity.

(b) At the time of or prior to execution of this Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9, and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies. In the event that any Escrow Party fails to provide any such organizational documents or documents establishing authority, or any individual executing this Agreement on behalf of an Escrow Party fails to provide to the Escrow Agent an acceptable form of identification, within ten (10) days after the Escrow Agent requests the same, the Escrow Agent is authorized, not withstanding any other provision of this Agreement to the contrary, to place the Escrow Funds in a non-interest bearing deposit account until such documents are received by the Escrow Agent. The Escrow Agent is authorized and directed to assign the tax identification number certified by Seller to said account.

(c) The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the Form W-9 information provided to the Escrow Agent by Seller. The Escrow Parties understand that, in the event one or more tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Initial Deposit

(d) The Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Fund as the Escrow Agent is required to prepare and file in the ordinary course of its business.

4. Deposit of the Escrow Fund. The Escrow Agent shall deposit the Escrow Fund in one or more deposit accounts at BNY Mellon, National Association in accordance with such written instructions and directions as may from time to time be provided to the Escrow Agent by Seller. In the event that the Escrow Agent does not receive written instructions, the Escrow Agent shall deposit the Escrow Fund in money market deposit accounts at BNY Mellon, National

Association. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy. The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty. The Escrow Parties understand that deposits of the Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 4, other than as a result of the gross negligence or willful misconduct of the Escrow Agent.

5. Release of the Escrow Fund.

The Escrow Agent shall disburse the Escrow Fund only in accordance with the written instruments set forth on Exhibit A delivered to the Escrow Agent that is executed by both the Buyer and the Seller and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund (the “Joint Wire Instructions”). The Escrow Parties agree that Escrow Fund shall be released to the Seller, in accordance the wire instructions included in Joint Written Instructions delivered to the Escrow Agent, promptly after Buyer has confirmed, in its sole discretion, that the Company’s Transfer Agent, BNY Mellon Shareowner Services, has effectuated the book entry transfer of the Shares to reflect the Sale on the Transfer Agent’s records. The Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said Joint Written Instructions are authorized to do so. The Buyer hereby expressly authorizes the Chief Financial Officer of Great Hill Partners, LLC (and any other authorized officer of such entity) the power and authority to execute the Joint Written Instructions on behalf of the Buyer, and the Escrow Agent hereby acknowledges such authorization.

Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance in the Escrow Fund and shall have no liability or responsibility to the Escrow Parties for any deficiency.

6. Methods of Payment. All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by cashier’s check, as elected by the party receiving the funds. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

7. Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b) Limitations on Liability of Escrow Agent. Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent’s duties, has been duly authorized to do so, and (iii) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (a) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (b) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Funds which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Joint Written Instructions or an order of a court with jurisdiction over the Escrow Agent. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. The Escrow Parties jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

8. Termination. This Agreement and all the obligations of the Escrow Agent shall terminate upon the earliest to occur of the release of the entire Escrow Fund by the Escrow Agent in accordance with this Agreement or the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 7 and 12 shall survive termination of this Agreement and any resignation or removal of the Escrow Agent hereunder.

9. Removal of Escrow Agent. The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) days’ prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) days of notice of such resignation. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11. Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to the Escrow Parties at the addresses for Buyer and Seller set forth in Section 13 hereof.

12. Escrow Agent Fees, Costs, and Expenses. The Escrow Agent shall charge an administrative fee of $0.00, and shall be entitled to be reimbursed for its customary fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund and any delivery charges or other out of pocket expenses incurred in connection the Escrow Fund. The Escrow Parties each acknowledge their joint and several obligation to pay any fees, expenses and other amounts owed to the Escrow Agent pursuant to this Agreement. The Escrow Parties agree that Escrow Agent shall be entitled to pay itself for any fees, expenses or other amounts owed to the Escrow Agent out of the amounts held in the Escrow Fund and grant to the Escrow Agent a first priority security interest in the Escrow Fund to secure all obligations owed by them to the Escrow Agent under this Agreement. The Escrow Parties further agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent remain unpaid on the date such distribution would otherwise be made.

13. Notices, Contact Information. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) business day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar transmission during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received:

If to Buyer:

Great Hill Partners, LLC

One Liberty Square

Boston, MA 02109

Attention: Laurie T. Gerber

                 Chief Financial Officer

Tel: (617) 790-9430

Fax: (617) 790-9401

Copy to (which shall not constitute notice to Buyer):

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attention: Matthew J. Gardella, Esq.

                 Jill Hanson, Esq.

Tel: (617) 239-0789

Fax: (866) 955-8776

If to Seller:

Wayne F. Gorsek

360 E. Desert Inn #1203

Las Vegas, NV 89109

Tel:

Fax:

If to the Escrow Agent:

BNY Mellon National Association

BNY Mellon Center

201 Washington Street

Boston, MA 02108

Facsimile: 617-722-7641

Attention: Meredith Mitchell, Vice President

                 Kimberly Langford, Escrow Administrator

Copy (which shall not constitute notice to the Escrow Agent) to:

Bruce D. Berns, Esq.

Abendroth, Berns & Warner LLC

40 Grove Street, Suite 375

Wellesley, MA 02482

Facsimile: (781) 237-8891

Any notice, except notice by the Escrow Agent, may be given on behalf of any party by its counsel or other authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as if it were the original of such document.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of notice as provided above), the Escrow Parties agree that the Escrow Agent may contact the following representatives of each the Escrow Parties identified below, or such other individuals as any of the Escrow Parties may identify by written notice to the Escrow Agent:

Buyer:

Laurie T. Gerber and John Dwyer, Great Hill Partners, LLC

(tel: 617-790-9430; email: lgerber@greathillpartners.com)

(tel: 617-790-9400; email: jdwyer@greathillpartners.com)

Matthew J. Gardella, Esq. and Jill Hanson, Esq.

Edwards Angell Palmer & Dodge LLP

(tel: 617-239-0789; email: mgardella@eapdlaw.com)

(tel: 617-239-0849; email: jhanson@eapdlaw.com)

Seller:

Wayne F. Gorsek

(tel:__________________; email: _____________________)

14. Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

15. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

16. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Agreement is freely assignable by the Escrow Parties; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent; and provided, further, that any assignee satisfies the Escrow Agent’s requirements set forth in Section 3(b) above. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor bank or other qualified bank entity.

17. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

18. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

19. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).

20. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYERS:

Great Hill Investors, LLC

By:	/s/ Christopher S. Gaffney
Name:	Christopher S. Gaffney
Title:	A Manager

Great Hill Equity Partners III, L.P.

by: Great Hill Partners GP III, L.P., its general partner

by: GHP III, LLC, its general partner

By:	/s/ Christopher S. Gaffney
Name:	Christopher S. Gaffney
Title:	A Manager

Great Hill Equity Partners IV, L.P.

by: Great Hill Partners GP IV, L.P., its general partner

by: GHP IV, LLC, its general partner

By:	/s/ Christopher S. Gaffney
Name:	Christopher S. Gaffney
Title:	A Manager

[First Signature Page to the Escrow Agreement]

SELLER:

/s/ Wayne F. Gorsek
Name: Wayne F. Gorsek

[Second Signature Page to the Escrow Agreement]

BNY MELLON, NATIONAL ASSOCIATION

BY:	/s/ Mary E. Gooding
NAME:	Mary E. Gooding
TITLE:	Senior Vice President

[Third and Final Signature Page to the Stock Purchase Agreement]

EXHIBIT A

JOINT WRITTEN INSTRUCTIONS

FOR RELEASE OF ESCROW FUNDS

Pursuant to Section 5 of the Escrow Agreement dated as of March 23, 2010, by and among Great Hill Investors, LLC, a Massachusetts limited liability company, having its principal place of business at One Liberty Square, Boston, MA 02109, Great Hill Equity Partners III, L.P., a Delaware limited liability company, having its principal place of business at One Liberty Square, Boston, MA 02109, Great Hill Equity Partners IV, L.P., having its principal place of business at One Liberty Square, Boston, MA 02109 (collectively, “Buyer”), Wayne Gorsek, an individual whose residential address is at 360 E. Desert INN #1203, Las Vegas, NV 704-3240 (“Seller”) (collectively, the Buyer and the Seller are herein referred to as the “Escrow Parties”), and BNY Mellon, National Association, a national banking association with its principal place of business at BNY Mellon Center, 201 Washington, Street, Boston, MA 02108 (the “Escrow Agent”), Buyer and Seller hereby instruct the Escrow Agent to release $[                    ] from the Escrow Fund in accordance with the following instructions:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Buyer:		Seller:
Great Hill Partners, LLC

By:
Name:	Laurie T. Gerber	Wayne F. Gorsek
Title:	Chief Financial Officer